UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) April 26, 2021

W. R. GRACE & CO.
(Exact name of registrant as specified in its charter)

Delaware	1-13953	65-0773649
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7500 Grace Drive, Columbia, Maryland 21044-4098
(Address of principal executive offices) (Zip Code)

(410) 531-4000
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	GRA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

W. R. GRACE & CO.

FORM 8-K
CURRENT REPORT

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

As previously announced, on April 26, 2021, W. R. Grace & Co. (“Grace” or the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Gibraltar Acquisition Holdings LLC, a Delaware limited liability company (“Parent”) and a wholly owned subsidiary of Standard Industries Holdings Inc. (“Standard Industries Holdings”), and Gibraltar Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent.  The Company’s Board of Directors (the “Board”) has unanimously approved the Merger Agreement.

As a result of the Merger, each share of common stock, par value $0.01 per share, of the Company (“Common Stock”) outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (subject to certain exceptions, including for shares of Common Stock owned by stockholders of the Company who have not voted in favor of the adoption of the Merger Agreement and have properly exercised appraisal rights in accordance with Section 262 of the General Corporation Law of the State of Delaware (the “DGCL”)) will, at the Effective Time, automatically be converted into the right to receive $70.00 in cash, without interest, subject to applicable withholding taxes (the “Merger Consideration”).

Pursuant to the Merger Agreement, as of the Effective Time, (1) each option to purchase shares of Common Stock and each stock appreciation right with respect to shares of Common Stock that is outstanding immediately prior to the Effective Time will vest at closing and be converted into the right to receive an amount in cash equal to the product of Merger Consideration (less the applicable exercise price) and the number of shares of Common Stock covered by such option (without interest and less applicable withholding taxes) and (2) each restricted stock unit award and each performance-based unit award relating to shares of Common Stock that is outstanding immediately prior to the Effective Time will be assumed and converted into the right to receive an amount in cash (without interest) equal to the product obtained by multiplying the Merger Consideration by the number of shares of Common Stock covered by such award immediately prior to the Effective Time, which converted cash award will be subject to continued service vesting and other terms as set forth in the Merger Agreement.

Pursuant to the terms of the Merger Agreement, the Company will suspend payment of its quarterly dividend during the pendency of the transaction.

If the Merger is consummated, the Company’s Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934 (the “Exchange Act”).

Closing Conditions

Completion of the Merger is subject to certain mutual closing conditions, including (1) the adoption of the Merger Agreement by holders of a majority of the outstanding shares of Common Stock, (2) the expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the approval of the Merger under certain other applicable antitrust laws, and (3) the absence of any order, injunction or law prohibiting the Merger. In the case of the Company, completion of the Merger is subject to certain additional closing conditions, including (A) the accuracy of Parent and Merger Sub’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, and (B) the performance by Parent and Merger Sub in all material respects of their covenants and agreements under the Merger Agreement. In the case of Parent and Merger Sub, completion of the Merger is subject to certain additional closing conditions, including (X) the accuracy of the Company’s representations and warranties, subject to certain materiality standards set forth in the Merger Agreement, (Y) the performance by the Company in all material respects of its covenants and agreements under the Merger Agreement, and (Z) no Company Material Adverse Effect (as defined in the Merger Agreement) having occurred since the date of the Merger Agreement.  The closing of the Merger is not subject to a financing condition.  The parties expect the transaction to close in the fourth quarter of 2021.

No Solicitation

The Merger Agreement provides that the Company must comply with customary non-solicitation restrictions, including certain restrictions on its ability to solicit alternative acquisition proposals from third parties, to provide non-public information to third parties and to engage in negotiations with third parties regarding alternative acquisition proposals.  Subject to certain customary “fiduciary out” exceptions, the Board is required to recommend that the Company’s stockholders adopt the Merger Agreement and to call a meeting of the Company’s stockholders to vote on a proposal to adopt the Merger Agreement.

Termination and Fees

Either the Company or Parent may terminate the Merger Agreement in certain circumstances, including if (1) the Merger is not completed by January 26, 2022 (subject to extension to April 26, 2022 under certain circumstances described in the Merger Agreement, including for purposes of obtaining required regulatory approvals), (2) a governmental authority of competent jurisdiction has issued a final non-appealable governmental order or law permanently prohibiting the Merger, (3) the Company’s stockholders fail to adopt the Merger Agreement, and (4) the other party materially breaches its representations, warranties or covenants in the Merger Agreement, subject in certain cases, to the right of the breaching party to cure the breach.  Parent and the Company may also terminate the Merger Agreement by mutual written consent.

The Company is also entitled to terminate the Merger Agreement, and receive a termination fee of $281 million from Parent, if (1) Parent fails to consummate the Merger following the satisfaction or waiver of certain closing conditions or (2) if Parent otherwise breaches its obligations under the Merger Agreement such that the applicable condition to the consummation of the Merger is not satisfied.

If the Merger Agreement is terminated in certain other circumstances, including by the Company in order to accept a Superior Company Proposal (as defined in the Merger Agreement), or by Parent because the Board withdraws its recommendation in favor of the Merger, the Company would be required to pay to Parent a termination fee of $141 million.

Financing

Parent has obtained equity financing and debt financing commitments for the purpose of financing the transactions contemplated by the Merger Agreement.  Standard Industries Holdings has committed to capitalize Parent at the closing of the Merger with an aggregate equity contribution equal to $3,516 million on the terms and subject to the conditions set forth in its equity commitment letter.  Standard Industries Holdings has announced that its equity commitment will be supported by the available cash of its subsidiary, Standard Industries Inc., and up to $2,500 million in proceeds from a secured term loan.

J.P. Morgan, BNP Paribas, Citi and Deutsche Bank (the “Lenders”) have agreed to provide Parent with debt financing in an aggregate principal amount of up to $3,455 million on the terms and subject to the conditions set forth in a debt commitment letter.  The obligations of the Lenders to provide debt financing under the debt commitment letter are subject to a number of customary conditions.

In addition, Standard Industries Holdings has guaranteed payment of the termination fee payable by Parent under certain circumstances, as well as certain reimbursement obligations that may be owed by Parent pursuant to the Merger Agreement, subject to the terms and conditions set forth in the Merger Agreement and a limited guarantee provided by Standard Industries Holdings to the Company.

Other Terms of the Merger Agreement

The Company has made customary representations, warranties and covenants in the Merger Agreement, including, among others, covenants to use reasonable best efforts to conduct its business in all material respects in the ordinary course during the period between the date of the Merger Agreement and the completion of the Merger. The parties have agreed to take all actions necessary to consummate the merger, including cooperating to obtain the regulatory approvals necessary to complete the Merger.

The foregoing description of the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is filed as Exhibit 2.1 hereto and is incorporated by reference herein.

The Merger Agreement has been included to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Parent, Merger Sub or their respective affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement as of the specific dates therein, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk among the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement on Schedule 14A that the Company will file in connection with the transactions contemplated by the Merger Agreement (the “Proxy Statement”), as well as in the other filings that the Company will make with the U.S. Securities and Exchange Commission (the “SEC”).

Voting Agreement

Standard Industries Holdings’ related investment fund 40 North Latitude Master Fund Ltd. (“40 North”) has entered into a voting agreement (the “Voting Agreement”) with the Company pursuant to which it has agreed, among other things, to vote its shares of Common Stock in favor of adoption of the Merger Agreement, so long as, among other things, the Merger Agreement remains in effect.  40 North and its affiliates collectively own 9,865,008 shares of Common Stock as of the date hereof, representing approximately 14.9% of the total outstanding Common Stock.

The foregoing description of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Voting Agreement, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description of Exhibit
2.1	Agreement and Plan of Merger, dated as of April 26, 2021, by and among W. R. Grace & Co., Gibraltar Acquisition Holdings LLC and Gibraltar Merger Sub Inc.*
10.1	Voting Agreement, dated as of April 26, 2021, by and between W. R. Grace & Co. and the stockholder party thereto.
104	Cover Page Interactive Data File (formatted as Inline XBRL and included in Exhibit 101).
* The Company has omitted schedules and other similar attachments to such agreement pursuant to Item 601(b) of Regulation S-K. The Company will furnish a copy of such omitted document to the SEC upon request.

Additional Information and Where to Find It

This communication relates to the proposed transaction involving Grace.  In connection with the proposed transaction, Grace will file relevant materials with the SEC, including the Proxy Statement.  This communication is not a substitute for the Proxy Statement or any other document that Grace may file with the SEC or send to its stockholders in connection with the proposed transaction.  BEFORE MAKING ANY VOTING DECISION, STOCKHOLDERS OF GRACE ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s website, http://www.sec.gov, and Grace’s website, www.grace.com.  In addition, the documents (when available) may be obtained free of charge by accessing the Investor Relations section of Grace’s website at investor.grace.com or by contacting Grace’s Investor Relations by email at investor.relations@grace.com.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Grace common stock in respect of the proposed transaction.  Information about the directors and executive officers of Grace is set forth in the proxy statement for Grace’s 2020 annual meeting of stockholders, which was filed with the SEC on March 31, 2020, and in other documents filed by Grace with the SEC.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available.

Forward-looking statements

Certain statements contained in this communication may contain forward-looking statements, that is, information related to future, not past, events.  Such statements generally include the words “believes,” “plans,” “intends,” “targets,” “will,” “expects,” “suggests,” “anticipates,” “outlook,” “continues,” or similar expressions.  Forward-looking statements include, without limitation, statements regarding:  financial positions; results of operations; cash flows; financing plans; business strategy; operating plans; capital and other expenditures; impact of COVID-19 on Grace’s business; competitive positions; growth opportunities for existing products; benefits from new technology; benefits from cost reduction initiatives; succession planning; markets for securities; the anticipated timing of closing of the proposed transaction and the potential benefits of the proposed transaction.  For these statements, Grace claims the protections of the safe harbor for forward-looking statements contained in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Grace is subject to risks and uncertainties that could cause actual results or events to differ materially from its projections or that could cause forward-looking statements to prove incorrect.   Factors that could cause actual results or events to differ materially from those contained in the forward-looking statements include, without limitation:  risks related to foreign operations, especially in areas of active conflicts and in emerging regions; the costs and availability of raw materials, energy, and transportation; the effectiveness of Grace’s research and development and growth investments; acquisitions and divestitures of assets and businesses; developments affecting Grace’s outstanding indebtedness; developments affecting Grace’s pension obligations; legacy matters (including product, environmental, and other legacy liabilities) relating to past activities of Grace; its legal and environmental proceedings; environmental compliance costs (including existing and potential laws and regulations pertaining to climate change); the inability to establish or maintain certain business relationships; the inability to hire or retain key personnel; natural disasters such as storms and floods; fires and force majeure events; the economics of our customers’ industries, including the petroleum refining, petrochemicals, and plastics industries, and shifting consumer preferences; public health and safety concerns, including pandemics and quarantines; changes in tax laws and regulations; international trade disputes, tariffs, and sanctions; the potential effects of cyberattacks; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement between Grace and Standard Industries Holdings Inc.’s affiliates; the failure to obtain Grace stockholder approval of the transaction or the failure to satisfy any of the other conditions to the completion of the transaction; risks relating to the financing required to complete the transaction; the effect of the announcement of the transaction on the ability of Grace to retain and hire key personnel and maintain relationships with its customers, vendors and others with whom it does business, or on its operating results and businesses generally; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the ability to meet expectations regarding the timing and completion of the transaction; significant transaction costs, fees, expenses and charges; the risk of litigation and/or regulatory actions related to the transaction; other business effects, including the effects of industry, market, economic, political, regulatory or world health conditions (including new or ongoing effects of the COVID-19 pandemic), and other factors detailed in Grace’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended December 31, 2020 and Grace’s other filings with the SEC, which are available at http://www.sec.gov and on Grace’s website at www.grace.com. Our reported results should not be considered as an indication of our future performance.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Grace undertakes no obligation to release publicly any revisions to our projections and forward-looking statements, or to update them to reflect events or circumstances occurring after the dates those projections and statements are made.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

W. R. GRACE & CO.
(Registrant)

	By	/s/ Cherée Johnson
Cherée Johnson
Senior Vice President, General Counsel, and Secretary

Dated: April 26, 2021